EXHIBIT 5(g)
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USAA Investment Management Company
10750 Robert F. McDermott Freeway
San Antonio, TX  78288


Gentlemen:

     Pursuant to paragraph 12 of the Underwriting Agreement dated as of July 25, 1990 between USAA Mutual Fund, Inc. (the "Company") and USAA Investment Management Company (the "Underwriter"), please be advised that the Company has established one new series of its shares, namely, the Value Fund ("the Fund"), and please be further advised that the Company desires to retain the Underwriter to sell and distribute shares of the Fund and to render other services to the Fund as provided in the Underwriting Agreement.

     Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

                                            USAA MUTUAL FUND, INC.


Attest:  /S/ MICHAEL D. WAGNER              By:  /S/ CHRISTOPHER W. CLAUS
         ---------------------                   ------------------------
         Michael D. Wagner                       Christopher W. Claus
         Secretary                               President


Dated:   August 3, 2001


     We are willing to render services to the Value Fund as set forth in the Underwriting Agreement.

                                            USAA INVESTMENT MANAGEMENT COMPANY


Attest:  /S/ MARK S. HOWARD                 By:   /S/ DAVID G. PEEBLES
         ------------------                       --------------------
         Mark S. Howard                           David G. Peebles
         Assistant Secretary                      Senior Vice President


Dated:   August 3, 2001

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